UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 10/1/2018
GENOCEA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36289	51-0596811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cambridge Discovery Park 100 Acorn Park Drive, 5th Floor Cambridge, MA (Address of principal executive offices)		02140 (Zip Code)
(Registrant’s telephone number, including area code): (617) 876-8191
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2018, Genocea Biosciences, Inc. (the “Company”) announced the appointment of Thomas Davis, M.D. as Chief Medical Officer.

Dr. Davis joins Genocea with over 20 years of academic and industry experience in immuno-oncology and cancer drug development. Most recently, he served as Chief Medical Officer of Gadeta B.V., a Dutch cell therapy company pursuing novel cancer targets, where he steered a novel cell therapy technology into first-in human clinical studies. He previously served as Chief Medical Officer of Celldex from 2006 to 2017, where he led all aspects of clinical and regulatory development including strategy, tactics, and execution. While at Celldex, Tom actively built and oversaw Clinical Science, Medical Affairs, Safety, Clinical Operations, Statistics, Regulatory Affairs, and Project Management, managed collaborations with large global pharmaceutical partners, and participated in investor relations activities. He also served as Chief Medical Officer at GenVec and as Senior Director of Clinical Science at Medarex.

Prior to joining the industry, Dr. Davis supervised clinical efforts at the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI), and worked on the development of rituximab and idiotype vaccines at Stanford University. Dr. Davis received his B.A. in Biophysics from Johns Hopkins, his M.S. in Physiology and his M.D. from Georgetown University, and completed a fellowship in medical oncology at Stanford University.

In connection with Dr. Davis's appointment, the Company entered into a letter agreement (the “Agreement”) with Dr. Davis governing the terms of Dr. Davis’s employment for an indefinite term.  This Agreement became effective on October 1, 2018, the first day of Dr. Davis’s employment with the Company. Under the Agreement, Dr. Davis will receive an initial annual base salary of $425,000 and is eligible for an annual bonus of up to 40% of his base salary. In addition, pursuant to the terms of the Agreement and the Company’s 2014 Equity Incentive Plan, on October 1, 2018, the Company granted Dr. Davis an award of stock options to purchase 500,000 shares of the Company’s common stock. The options have a term of ten years with an exercise price equal to $0.79 per share, the closing price of the Company’s common stock as reported by the Nasdaq Global Market on October 1, 2018. The options are scheduled to vest as to 25% of the shares on the first anniversary of the date that Dr. Davis becomes Chief Medical Officer and, thereafter, in ratable monthly installments for 36 months. Vesting of the award is subject to Dr. Davis's continued service with the Company through the relevant date.

Upon execution and effectiveness of a release of claims, Dr. Davis will be entitled to severance payments if the Company terminates his employment without cause or Dr. Davis terminates his employment for good reason, each as defined in the Agreement.

A press release announcing Dr. Davis's employment is filed as Exhibit 99.1 hereto.

Item 9.01                   Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Genocea Biosciences, Inc. on October 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENOCEA BIOSCIENCES, INC.

By:	/s/ Derek M. Meisner
Derek M. Meisner
Senior Vice President and General Counsel

Date:  October 2, 2018